INTERDIGITAL REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

70% Year-Over-Year Growth in Fixed-fee Revenue Underscores Stable Base for Growth, Expansion

WILMINGTON, DE. - February 22, 2018 - InterDigital, Inc. (NASDAQ:IDCC), a mobile technology research and development company, today announced results for the fourth quarter and full year ended December 31, 2017.
Fourth Quarter 2017 Financial Highlights

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Fourth quarter 2017 recurring revenue increased 6% to $99.1 million, compared to $93.6 million in fourth quarter 2016, primarily driven by an increase in fixed-fee revenue due to the patent license agreement with LG Electronics, Inc. signed during fourth quarter 2017 (the "LG PLA"). Recurring revenue consists of current patent royalties and current technology solutions revenue.

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Fourth quarter 2017 total revenue was $205.3 million, compared to $273.9 million in fourth quarter 2016. Fourth quarter 2016 included $180.3 million of past patent royalties, as compared to $106.2 million in fourth quarter 2017.

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Fourth quarter 2017 operating expenses were $59.6 million, compared to $64.7 million in fourth quarter 2016. The decrease in operating expenses was primarily due to a decrease in performance-based incentive compensation driven by higher accrual rates in 2016 associated with new agreements signed during that year.

•	Net income[1] was $52.5 million, or $1.48 per diluted share, compared to $136.5 million, or $3.85 per diluted share, in fourth quarter 2016.

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In fourth quarter 2017, the company recorded $217.5 million of cash provided by operating activities, compared to $233.3 million in fourth quarter 2016. The company generated $207.7 million of free cash flow[2] in fourth quarter 2017, compared to $222.5 million in fourth quarter 2016. Ending cash and short-term investments totaled $1.2 billion.

Full Year 2017 Financial Highlights

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Full year 2017 recurring revenue was $370.0 million, a 4% increase from the prior year. The increase was primarily driven by contributions from the company's technology solutions customers as well as the LG PLA.

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Full year 2017 total revenue was $532.9 million, compared to $665.9 million in full year 2016. Full year 2016 included $309.7 million of past patent royalties, as compared to $162.9 million in full year 2017.

•	Fixed-fee amortized royalties were $301.6 million in 2017, a 70% increase compared to 2016.

•	Full year 2017 operating expenses were $231.4 million, compared to $228.5 million in 2016.

•	Net income[1] was $174.3 million, or $4.87 per diluted share, compared to $309.0 million, or $8.78 per diluted share, in full year 2016.

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In full year 2017, the company recorded $315.8 million of cash provided by operating activities, compared to $434.2 million in full year 2016. The company generated $278.8 million of free cash flow[2] in full year 2017, compared to $395.6 million in full year 2016. The decrease is primarily attributable to the timing of cash receipts under fixed-fee arrangements.

“InterDigital’s research and development helps drive the entire mobile industry, and the result is a business model with outsized scale and tremendous leverage. That translated into another very strong quarter and year from a cash flow perspective,” said William J. Merritt, President and CEO of InterDigital. “Our focus going forward is to maintain and grow that core business and continue to search for opportunities to expand the range of technologies we can bring to our customers."

Impact of 2017 Tax Cut and Jobs Act

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The company's fourth quarter 2017 effective tax rate was 64.1% compared to 34.0% during fourth quarter 2016. The increase resulted from a $42.6 million charge to revalue the company’s net deferred tax assets due to the 2017 Tax Cut and Jobs Act (the “Tax Act”), enacted in December 2017.

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The company's full year 2017 effective tax rate was 41.6% compared to 27.7% in 2016. The increase in the effective tax rate was primarily attributable to the revaluation of our net deferred tax assets at the new statutory tax rate of 21.0%. That revaluation contributed approximately 14.6% to the rate increase.

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While the company continues to review the Tax Act and related guidance, on a go-forward basis the company currently expects a significant portion of its income to qualify as Foreign Derived Intangible Income (FDII), which would be subject to a 13.1% tax rate.

Near-Term Outlook
First quarter 2018 marks the first period in which the company will report revenue under the new revenue recognition standard, FASB ASC 606, which became effective for the company January 1, 2018.  As the company has previously disclosed, it will no longer recognize revenue from certain of its fixed-fee license agreements and is now required to estimate royalties on its per-unit licensees’ quarterly sales of royalty-bearing products.
Under ASC 606, the company expects first quarter 2018 revenue to be between $66 million and $71 million, comprised primarily of recurring revenue.  Applying accounting rules in effect prior to the company’s adoption of ASC 606, the company would have otherwise expected first quarter 2018 revenue recognized to be between $90 million and $95 million, comprised primarily of recurring revenue.  The company also notes that in conjunction with adopting ASC 606, it expects to record an additional $5 million non-cash interest expense in first quarter 2018.  Note that the guidance under the old accounting policies is to provide additional transparency and comparability with prior periods and is not a substitute for the new ASC 606 revenue recognition standard under GAAP applicable for the first quarter of 2018.
This revenue guidance does not include the potential impact of any new patent license, technology solutions or patent sale agreements that may be signed, or any arbitration or dispute resolutions that may occur, during the balance of first quarter 2018.

Conference Call Information
InterDigital will host a conference call on Thursday, February 22, 2018 at 10:00 a.m. Eastern Time to discuss its fourth quarter and full year 2017 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the live webcast on the Investors page. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call +1 (877) 874-1570 within the United States or +1 (719) 325-2236 from outside the United States. Please call by 9:50 a.m. ET on February 22 and give the operator conference ID number 7131525.
An Internet replay of the conference call will be available on InterDigital's website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET February 22 through 1:00 p.m. ET February 27. To access the recorded replay, call +1 (719) 457-0820 or +1 (719) 785-5608 and use the replay code 7131525.
About InterDigital®
InterDigital develops mobile technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, (i) our current expectations with respect to the company’s first quarter 2018 revenue, (ii) our current expectation that a significant portion of our income will qualify as FDII under the Tax Act and (iii) our plans to maintain and grow our core business and continue to search for opportunities to expand the range of technologies we can bring to our customers. Words such as "believe," "anticipate," "estimate," "expect," "project," "intend," "plan," "forecast," "goal," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties.  Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital's roadmap; (v) our ability to commercialize the company's technologies and enter into customer agreements; (vi) the failure of the markets for the company's current or new technologies and products to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company's technologies and products; (viii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, changes in our estimates of first quarter 2018 sales by our per-unit licensees, delays in payments from our licensees and related matters; (ix) the resolution of current legal or regulatory proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal or regulatory proceedings or adverse rulings in such legal or regulatory proceedings; (x) changes or inaccuracies in market projections; and (xi) changes in the company's business strategy.

We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Footnotes
1    Throughout this press release, net income (loss) and diluted earnings per share ("EPS") are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2017	2016	2017	2016
REVENUES:
Per-unit royalty revenue	$10,502	$14,031	$47,840	$168,050
Fixed fee amortized royalty revenue	81,545	73,678	301,628	177,614
Current patent royalties	92,047	87,709	349,468	345,664
Past patent royalties	106,198	180,280	162,890	309,696
Total patent licensing royalties	198,245	267,989	512,358	655,360
Current technology solutions revenue	7,059	5,879	20,580	10,494
	$205,304	$273,868	$532,938	$665,854

OPERATING EXPENSES:
Patent administration and licensing	27,598	31,943	111,157	113,544
Development	18,480	18,295	70,708	68,733
Selling, general and administrative	13,522	14,481	49,578	46,271
	59,600	64,719	231,443	228,548

Income from operations	145,704	209,149	301,495	437,306

OTHER EXPENSE (NET)	(1,774)	(3,394)	(9,105)	(15,035)
Income before income taxes	143,930	205,755	292,390	422,271
INCOME TAX PROVISION	(92,263)	(69,978)	(121,676)	(116,791)
NET INCOME	$51,667	$135,777	$170,714	$305,480
Net loss attributable to noncontrolling interest	(835)	(693)	(3,579)	(3,521)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$52,502	$136,470	$174,293	$309,001
NET INCOME PER COMMON SHARE — BASIC	$1.52	$3.98	$5.04	$8.95
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	34,653	34,286	34,605	34,526
NET INCOME PER COMMON SHARE — DILUTED	$1.48	$3.85	$4.87	$8.78
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	35,520	35,487	35,779	35,189
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.35	$0.30	$1.30	$1.00

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2017	2016	2017	2016
Income before income taxes	$143,930	$205,755	$292,390	$422,271
Taxes paid	(37,620)	(50,009)	(66,793)	(108,635)
Non-cash expenses	21,757	23,316	88,220	89,845
Increase in deferred revenue	27,468	202,912	357,855	527,034
Deferred revenue recognized	(154,416)	(79,209)	(394,747)	(321,313)
Increase (decrease) in operating working capital, deferred charges and other	216,340	(69,470)	38,875	(175,043)
Capital spending and capitalized patent costs	(9,756)	(10,789)	(37,004)	(38,540)
FREE CASH FLOW	207,703	222,506	278,796	395,619

Tax benefit from share-based compensation	—	625	—	625
Payments on long-term debt	—	—	—	(230,000)
Long-term investments	(1,384)	—	(4,585)	(2,000)
Proceeds from non-controlling interests	6,801	6,804	6,801	6,804
Acquisition of patents	—	(100)	—	(4,900)
Acquisition of business, net of cash acquired	—	(48,000)	—	(48,000)
Dividends paid	(12,148)	(10,286)	(43,255)	(31,135)
Taxes withheld upon vesting of restricted stock units	(562)	(13)	(22,798)	(3,381)
Share repurchases	(7,693)	—	(7,693)	(64,685)
Net proceeds from exercise of stock options	300	183	382	485
Unrealized (loss) on short-term investments	(2,234)	(507)	(2,414)	(379)
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS	$190,783	$171,212	$205,234	$19,053

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	DECEMBER 31, 2017	DECEMBER 31, 2016
ASSETS
Cash & short-term investments	$1,157,995	$952,761
Accounts receivable (net)	216,293	228,464
Other current assets	21,506	39,894
Property & equipment and patents (net)	336,081	323,394
Other long-term assets (net)	122,545	183,340
TOTAL ASSETS	$1,854,420	$1,727,853

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued liabilities, taxes payable & dividends payable	$69,299	$65,288
Current deferred revenue	307,142	360,192
Long-term deferred revenue	309,671	261,013
Long-term debt & other long-term liabilities	295,160	286,992
TOTAL LIABILITIES	981,272	973,485
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	855,267	739,709
Noncontrolling interest	17,881	14,659
TOTAL EQUITY	873,148	754,368
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,854,420	$1,727,853

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY (USED IN) OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2017	2016	2017	2016
Net cash provided by operating activities	$217,459	$233,295	$315,800	$434,159
Purchases of property, equipment, & technology licenses	(1,129)	(2,405)	(2,071)	(5,882)
Capitalized patent costs	(8,627)	(8,384)	(34,933)	(32,658)
Free cash flow	$207,703	$222,506	$278,796	$395,619

CONTACT:	InterDigital, Inc.:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814